Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”), made in New York, New York as of February 10, 2011, between SIGA Technologies, Inc., a Delaware corporation (the “Company”), and Daniel J. Luckshire (“Executive”).

WHEREAS, the Company desires to employ Executive as its Executive Vice President and Chief Financial Officer, and Executive desires to accept such employment on the terms and conditions hereinafter set forth;

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

1.   Term.  Unless earlier terminated in accordance with Section 4 hereof, the term of Executive’s employment under this Agreement shall be the two-year period commencing on February 10, 2011 (the “Effective Date”) and ending on the second anniversary of the Effective Date (the “Term” and each such year, a “Term Year”). In addition, unless either party hereto provides notice of its desire not to renew this Agreement thirty (30) days prior to the expiration of the Term, this Agreement shall automatically renew for additional one (1) year periods commencing upon the expiration of the initial Term (or any such subsequent Term), with each such additional year thereafter being made part of the Term and each such additional year, thereafter a Term Year. For the sake of clarity, if the last day of the Term is a vesting date, the Executive will vest on such date (subject to the terms of this Agreement).  In the event that the Company provides notice of its desire not to renew this Agreement in accordance with the preceding sentence, Executive shall be entitled to the continued payment of (x) Base Salary (as determined pursuant to Section 3(a)) for one year (such sums to be paid at the times and in the amounts such Base Salary would have been paid had Executive’s employment continued, subject, if necessary, to the six month delay as described in Section 5(d)(ii)) and (y) the payment of any accrued but unpaid Annual Bonuses with respect to the prior full calendar year as determined by the Compensation Committee in good faith and payable in cash and vested stock (as applicable) at the time described in Section 3(b).

2.   Employment.

(a)   Employment by the Company.  Executive agrees to be employed by the Company during the Term upon the terms and subject to the conditions set forth in this Agreement.  Executive shall serve as the Executive Vice President and Chief Financial Officer of the Company and shall report to the Board of Directors and Chief Executive Officer of the Company.

(b)   Performance of Duties.  Throughout Executive’s employment with the Company, Executive shall faithfully and diligently perform Executive’s duties in conformity with the lawful directions of the Company and serve the Company to the best of Executive’s ability.  Executive shall devote Executive’s full business time and best efforts to the business and affairs of the Company.  In Executive’s capacity as Executive Vice President and Chief Financial Officer of the Company, Executive shall have such duties and responsibilities as Executive may be assigned by the Board of Directors or Chief Executive Officer not inconsistent with

Executive’s position as Executive Vice President and Chief Financial Officer. Executive will perform Executive’s duties primarily from the Company’s offices in New York City, New York, subject to reasonable travel requirements.

3.   Compensation and Benefits.

(a)   Base Salary.  The Company agrees to pay to Executive a base salary (“Base Salary”) at the annual rate of $400,000, subject to any cost of living or merit increases as may be approved by the Board of Directors of the Company.  Payments of the Base Salary shall be payable in equal installments in accordance with the Company’s standard payroll practices.

(b)   Annual Bonus.   The Company shall, subject to the discretion of the Compensation Committee, pay to Executive an annual cash bonus, the target of which is fifty percent (50%) of Executive’s Base Salary.  The Company shall also, subject to the discretion of the Compensation Committee, pay to Executive an additional annual stock bonus, the target value of which is $300,000, payable in restricted shares of Common Stock.  The restricted shares shall vest in equal installments on each of the first three anniversaries of the date of grant.  Any such cash bonus shall be paid, and any such restricted shares shall be issued, no later than March 15 of the year following the year for which the Compensation Committee determined such bonus, or, if later, by the date that is 2½ months following the end of the Company’s fiscal year for which the Compensation Committee determined such bonus.

(c)   Sign-on Bonus.  On the Effective Date, the Company shall make a one-time grant to Executive of 120,000 options with a term of ten (10) years from the date of grant.  The grant agreement shall provide that 60,000 options will have a strike price at the market price (“Market Options”) on the date of issuance and 60,000 options will have a strike price at $2.00 above the market price (“Premium Options”) on the date of issuance. 20,000 Market Options and 20,000 Premium Options shall vest on each of the first three anniversaries of the Effective Date.

(d)   Benefits and Perquisites.  Executive shall be entitled to participate in, to the extent Executive is otherwise eligible under the terms thereof, the benefit plans and programs, and receive the benefits and perquisites, generally provided by the Company to senior executives of the Company, including without limitation family medical insurance (subject to applicable employee contributions).  Executive shall be entitled to receive vacation days in accordance with Company policy, such days to be accrued in accordance with Company policy.

(e)   Business Expenses.  The Company agrees to reimburse Executive for all reasonable and necessary travel, business entertainment and other business expenses incurred by Executive in connection with the performance of Executive’s duties under this Agreement.  Such reimbursements shall be made by the Company on a timely basis upon submission by Executive of vouchers in accordance with the Company’s standard procedures.

(f)   Indemnification.  The Company shall indemnify Executive, to the fullest extent permitted by its certificate of incorporation or by-laws, for any and all liabilities to which Executive may be subject as a result of, in connection with or arising out of Executive’s employment by the Company hereunder, as well as the costs and expenses (including reasonable attorneys’ fees) of any legal action brought or threatened to be brought against Executive or the Company as a result of, in connection with or arising out of such employment or board service (such costs and expenses being advanced by the Company in accordance with the procedures set forth in the Company’s by-laws).  Executive shall be entitled to the full protection of any insurance policies which the Company may elect to maintain generally for the benefit of its officers.

(g)   No Other Compensation or Benefits; Payment.  The compensation and benefits specified in this Section 3 and in Section 5 of this Agreement shall be in lieu of any and all other compensation and benefits.  Payment of all compensation and benefits to Executive specified in this Section 3 and in Section 5 of this Agreement (i) shall be made in accordance with the relevant Company policies in effect from time to time to the extent the same are consistently applied, including normal payroll practices, and (ii) shall be subject to all legally required and customary withholdings.

(h)   Cessation of Employment.  In the event Executive shall cease to be employed by the Company for any reason, Executive’s compensation and benefits shall cease on the date of such event, except as otherwise specifically provided herein or in any applicable employee benefit plan or program or as required by law.

4.   Termination of Employment.  Executive’s employment hereunder may be terminated prior to the end of the Term under the following circumstances.

(a)   Death.  Executive’s employment hereunder shall terminate upon Executive’s death.

(b)   Executive Becoming Totally Disabled.  The Company may terminate Executive’s employment hereunder at any time after Executive becomes “Totally Disabled.”  For purposes of this Agreement, Executive shall be “Totally Disabled” in the event Executive is unable to perform the duties and responsibilities contemplated under this Agreement for a period of either (A) 120 consecutive days or (B) 6 months in any 12-month period due to physical or mental incapacity or impairment.  During any period that Executive fails to perform Executive’s duties hereunder as a result of incapacity due to physical or mental illness (the “Disability Period”), Executive shall continue to receive the compensation and benefits provided by Section 3 of this Agreement until Executive’s employment hereunder is terminated; provided, however, that the amount of base compensation and benefits received by Executive during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Executive under any disability benefit plan or program provided to Executive by the Company.

(c)   Termination by the Company for Cause.  The Company may terminate Executive’s employment hereunder for Cause at any time after providing written notice to Executive.  For purposes of this Agreement, the term “Cause” shall mean any of the following:  (i) Executive’s neglect or failure or refusal to perform Executive’s duties under this Agreement (other than as a result of total or partial incapacity due to physical or mental illness); (ii) any act by or omission of Executive constituting gross negligence or willful misconduct in connection with the performance of Executive’s duties that could reasonably be expected to materially injure the reputation, business or business relationships of the Company or any of its affiliates; (iii) perpetration of an intentional and knowing fraud against or affecting the Company or any of its affiliates or any customer, client, agent, or employee thereof; (iv) the commission by or indictment of Executive for (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud (“indictment,” for these purposes, meaning a United States-based indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made); (v) the breach of a covenant set forth in Section 6; or (vi) any other material breach of this Agreement.

(d)   Termination by the Company Without Cause.  The Company may terminate Executive’s employment hereunder at any time for any reason or no reason by giving Executive thirty (30) days prior written notice of the termination.  Following any such notice, the Company may reduce or remove any and all of Executive’s duties, positions and titles with the Company.

(e)   Termination by Executive for Good Reason.  Executive may terminate Executive’s employment hereunder for Good Reason at any time after providing written notice to the Company.  For purposes of this Agreement, the term “Good Reason” shall mean any of the following:  (i) the Company fails to pay the compensation described in Section 3 of this Agreement (in accordance with, and subject to, such provisions); (ii) Executive no longer holds the office of Executive Vice President and Chief Financial Officer or offices of equivalent stature, or Executive’s functions, responsibilities and/or duties as Executive Vice President and Chief Financial Officer are materially diminished or (iii) Executive’s job site is relocated to a location which is more than fifty (50) miles from New York City, unless the parties mutually agree to such relocation.

(f)   Termination Upon a Change in Control.  If (x) the Company terminates Executive’s employment hereunder without Cause, (y) the Executive terminates Executive’s employment for Good Reason or (z) the Company delivers a notice of non-renewal, in each case in connection with or after the occurrence of the Change in Control, Executive shall be entitled to the payments provided for by Section 5(d).  For purposes of this Agreement, a “Change in Control” shall be conclusively deemed to have occurred if any of the following shall have taken place:

(i) the consummation of a transaction or a series of related transactions pursuant to which any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”), other than the Executive, Executive’s designee(s) or “affiliate(s)” (as defined in Rule 12b-2 under the Exchange Act), or a Permitted Holder, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company’s then outstanding securities;

(ii) stockholders of the Company approve a merger or consolidation of the Company with any other entity other than a Permitted Holder, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than eighty percent (80%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iii) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of, or the Company sells or disposes of, all or substantially all of the Company’s assets other than to a Permitted Holder.

For purposes of this Section 4(f) a Permitted holder shall mean MacAndrews & Forbes Holdings Inc. and its subsidiaries or affiliates.

(g)   Termination by Executive Without Good Reason.  Executive may terminate Executive’s employment hereunder at any time for any reason or no reason by giving the Company thirty (30) days prior written notice of the termination.  Following any such notice, the Company may reduce or remove any and all of Executive’s duties, positions and titles with the Company, and any such reduction or removal shall not constitute Good Reason.

5.   Compensation Following Termination.  In the event that Executive’s employment hereunder is terminated, Executive shall be entitled only to the following compensation and benefits upon such termination:

(a)   General.  On any termination of Executive’s employment prior to the end of the Term, Executive shall be entitled to the following (collectively, the “Standard Termination Payments”):

(i) any accrued but unpaid Base Salary for services rendered through the date of termination; provided, however, that in the event Executive’s employment is terminated pursuant to Section 4(b), the amount of Base Salary received by Executive during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Executive under any disability benefit plan or program provided to Executive by the Company;

(ii)  any vacation accrued to the date of termination, in accordance with Company policy;

(iii) any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with Section 3(e) of this Agreement; and

(iv) any benefits to which Executive may be entitled upon termination pursuant to the plans, programs and grants referred to in Section 3(d) hereof in accordance with the terms of such plans, programs and grants.

(b)   Termination by Reason of Death or Executive Becoming Totally Disabled; Termination by the Company for Cause; Termination by Executive Without Good Reason.  In the event that Executive’s employment is terminated prior to the expiration of the Term (i) by reason of Executive’s death pursuant to Section 4(a) or Executive becoming Totally Disabled pursuant to Section 4(b), (ii) by the Company for Cause pursuant to Section 4(c) or (iii) by Executive without Good Reason pursuant to Section 4(f), Executive (or Executive’s estate, as the case may be) shall be entitled to the Standard Termination Payments and the payment of any accrued but unpaid Annual Bonuses with respect to the prior full calendar year as determined by the Compensation Committee in good faith and payable in cash and vested stock (as applicable) at the time described in Section 3(b).

(c)   Termination by the Company Without Cause; Termination by Executive for Good Reason.  In the event that Executive’s employment is terminated prior to the expiration of the Term by the Company without Cause pursuant to Section 4(d) or by Executive for Good Reason pursuant to Section 4(e), Executive shall be entitled only to the following:

(i) the Standard Termination Payments;

(ii) the continued payment of the Base Salary (as determined pursuant to Section 3(a)) for one year (such sums to be paid at the times and in the amounts such Base Salary would have been paid had Executive’s employment not terminated); provided, however, that if necessary to comply with Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable administrative guidance and regulations, the payment of such sums shall be made as follows:  (A) no payments shall be made for a six-month period following the date of termination and (B) an amount equal to six months of Base Salary shall be paid in a lump sum six months following the date of termination

(iii) the payment of any accrued but unpaid Annual Bonuses with respect to the prior full calendar year as determined by the Compensation Committee in good faith and payable in cash and vested stock (as applicable) at the time described in Section 3(b);

(iv) the Company shall take all such action as is necessary such that a pro rata amount of stock option grants to Executive that are due to vest within twelve months from the date of termination shall immediately and irrevocably vest and become exercisable as of the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination.  For purposes of clarity, the pro rata amount shall be calculated as a percentage of the number of days Executive served as an employee of the Company during the period covered by the vesting of the applicable tranche of equity divided by the number of days in such tranche and

(v) the Company shall take all such action as is necessary such that all annual restricted stock grants to Executive shall, immediately and irrevocably vest and become exercisable as of the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination.

(d)   Termination Upon a Change of Control.  If (x) the Company terminates Executive’s employment hereunder without Cause, (y) Executive terminates Executive’s employment for Good Reason or (z) the Company delivers a notice of non-renewal, in each case in connection with or after the occurrence of the Change in Control,, Executive shall be entitled only to the following:

(i) the Standard Termination Payments;

(ii) the continued payment of the Base Salary (as determined pursuant to Section 3(a)) for one year (such sums to be paid at the times and in the amounts such Base Salary would have been paid had Executive’s employment not terminated); provided, however, that if necessary to comply with Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable administrative guidance and regulations, the payment of such sums shall be made as follows:  (A) no payments shall be made for a six-month period following the date of termination, (B) an amount equal to six months of Base Salary shall be paid in a lump sum six months following the date of termination, and (C) during the period beginning six months following the date of termination through the remainder of the twelve-month period, payment of the Base Salary shall be made at the times and in the amounts such Base Salary would have been paid had Executive’s employment not terminated;

(iii) the payment of any accrued but unpaid Annual Bonuses with respect to the prior full calendar year as determined by the Compensation Committee in good faith and payable in cash and vested stock (as applicable) at the time described in Section 3(b);

(iv) a pro rata portion of any Annual Bonuses under Section 3(b) for the year of termination based on the number of days employed during such year, calculated based on the targets set forth in Section 3(b) and payable in cash and vested stock (as applicable) within 30 days of the date of termination; and

(v) the Company shall take all such action as is necessary such that all stock options and restricted stock grants to Executive shall, immediately and irrevocably vest and become exercisable as of the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination.

(e)   Effect of Material Breach of Section 6 on Compensation and Benefits Following Termination of Employment.  If, at the time of termination of Executive’s employment for any reason prior to the expiration of the Term or any time thereafter, Executive is in material breach of any covenant contained in Section 6 hereof, Executive (or Executive’s estate, as applicable) shall not be entitled to any payment (or if payments have commenced, any continued payment) other than the Standard Benefits.

(f)   No Further Liability; Release.  Payment made and performance by the Company in accordance with this Section 5 shall operate to fully discharge and release the Company and its directors, officers, employees, affiliates, stockholders, successors, assigns, agents and representatives from any further obligation or liability with respect to Executive’s employment and termination of employment.  Other than providing the compensation and benefits provided for in accordance with this Section 5, the Company and its directors, officers, employees, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to Executive or any other person under this Agreement.  The payment of any amounts pursuant to this Section 5 (other than payments required by law and the Standard Termination Payments) is expressly conditioned upon the delivery by Executive to the Company of a release in form and substance reasonably satisfactory to the Company of any and all claims Executive may have against the Company and its directors, officers, employees, affiliates, stockholders, successors, assigns, agents and representatives arising out of or related to Executive’s employment by the Company and the termination of such employment.  Such release must be returned to the Company no later than 45 days after Executive’s termination of employment.  The Company may delay the payment of any amounts under this Section 5 until the receipt and non-revocation of such release.

6.   Exclusive Employment; Non-competition; Non-solicitation; Nondisclosure of Proprietary Information; Surrender of Records; Inventions and Patents; Code of Ethics.

      (a)   No Conflict; No Other Employment.  During the period of Executive’s employment with the Company, Executive shall not:  (i) engage in any activity which conflicts or interferes with or derogates from the performance of Executive’s duties hereunder nor shall Executive engage in any other business activity, whether or not such business activity is pursued for gain or profit and including service as a director of any other company, except as approved in advance in writing by the Company; provided, however, that Executive shall be entitled to manage Executive’s personal investments and otherwise attend to personal affairs, including charitable, social and political activities, in a manner that does not unreasonably interfere with Executive’s responsibilities hereunder, or (ii) accept or engage in any other employment, whether as an employee or consultant or in any other capacity, and whether or not compensated therefor, except as approved in advance in writing by the Company.

      (b)   Non-competition; Non-solicitation.

      (i) Executive acknowledges and recognizes the highly competitive nature of the Company’s business and that access to the Company’s confidential records and proprietary information renders the Executive special and unique within the Company’s industry.  In consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 5 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during (i) Executive’s employment with the Company and (ii) twenty-four months thereafter (the “Covered Time”), Executive shall not, directly or indirectly, engage (as owner, investor, partner, stockholder, employer, employee, consultant, advisor, director or otherwise) in any Competing Business, provided that the provisions of this Section 6(b) will not be deemed breached merely because Executive owns less than 1% of the outstanding common stock of a publicly-traded company.  For purposes of this Agreement, “Competing Business” shall mean (i) any business in which the Company or, to the extent that Executive is materially involved in such business, the business in which its affiliates are currently engaged anywhere in the world; and (ii) any other business in which the Company engages in anywhere in the world during the Term.

      (ii) In further consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 5 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during Executive’s employment and the Covered Time, Executive shall not, directly or indirectly, (i) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Company or, to the extent that he has had material contact with such employees, agents, consultants or representatives, any of its affiliates to terminate his, her, or its relationship with the Company or such affiliate; (ii) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Company or, to the extent that he has had material contact with such employees, agents, consultants or representatives, any of its affiliates to become employees, agents, representatives or consultants of any other person or entity; (iii) solicit or attempt to solicit any customer, vendor or distributor of the Company or, to the extent that he has had material contact with such customer, vendor or distributor, any of its affiliates with respect to any product or service being furnished, made, sold or leased by the Company or such affiliate; or (iv) persuade or seek to persuade any customer of the Company or, to the extent that he has had material contact with such customer, any affiliate to cease to do business or to reduce the amount of business which any customer has customarily done or contemplates doing with the Company or such affiliate, whether or not the relationship between the Company or its affiliate and such customer was originally established in whole or in part through Executive’s efforts.  For purposes of this Section 6(b) only, the terms “customer,” “vendor” and “distributor” shall mean a customer, vendor or distributor who has done business with the Company or any of its affiliates within twelve months preceding the termination of Executive’s employment.

(iii) During Executive’s employment with the Company and during the Covered Time, Executive agrees that upon the earlier of Executive’s (i) negotiating with any Competitor (as defined below) concerning the possible employment of Executive by the Competitor, (ii) receiving a written offer of employment from a Competitor, or (iii) becoming employed by a Competitor, Executive will (A) immediately provide notice to the Company of such circumstances and (B) provide copies of Section 6 of this Agreement to the Competitor.  Executive further agrees that the Company may provide notice to a Competitor of Executive’s obligations under this Agreement, including without limitation Executive’s obligations pursuant to Section 6 hereof.  For purposes of this Agreement, “Competitor” shall mean any entity (other than the Company or any of its affiliates) that engages, directly or indirectly, in any Competing Business.

(iv) Executive understands that the provisions of this Section 6(b) may limit Executive’s ability to earn a livelihood in a business similar to the business of the Company or its affiliates but nevertheless agrees and hereby acknowledges that the consideration provided under this Agreement, including any amounts or benefits provided under Sections 3 and 5 hereof and other obligations undertaken by the Company hereunder, is sufficient to justify the restrictions contained in such provisions.  In consideration thereof and in light of Executive’s education, skills and abilities, Executive agrees that Executive will not assert in any forum that such provisions prevent Executive from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.

c)   Proprietary Information.  Executive acknowledges that during the course of Executive’s employment with the Company Executive will necessarily have access to and make use of proprietary information and confidential records of the Company and its affiliates.  Executive covenants that Executive shall not during the Term or at any time thereafter, directly or indirectly, use for Executive’s own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose, any proprietary information to any individual or entity, unless such disclosure has been authorized in writing by the Company or is otherwise required by law.  Executive acknowledges and understands that the term “proprietary information” includes, but is not limited to:  (a) inventions, trade secrets, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, research, discoveries, developments, designs, and techniques regarding any of the foregoing utilized by the Company or any of its affiliates; (b) the name and/or address of any customer or vendor of the Company or any of its affiliates or any information concerning the transactions or relations of any customer or vendor of the Company or any of its affiliates with the Company or such affiliate or any of its or their partners, principals, directors, officers or agents; (c) any information concerning any product, technology, or procedure employed by the Company or any of its affiliates but not generally known to its or their customers, vendors or competitors, or under development by or being tested by the Company or any of its affiliates but not at the time offered generally to customers or vendors; (d) any information relating to the pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans of the Company or any of its affiliates; (e) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Company or any of its affiliates; (f) any business plans, budgets, advertising or marketing plans; (g) any information contained in any of the written or oral policies and procedures or manuals of the Company or any of its affiliates; (h) any information belonging to customers or vendors of the Company or any of its affiliates or any other person or entity which the Company or any of its affiliates has agreed to hold in confidence; (i) any inventions, innovations or improvements covered by this Agreement; and (j) all written, graphic and other material relating to any of the foregoing.   Executive acknowledges and understands that information that is not novel or copyrighted or patented may nonetheless be proprietary information.  The term “proprietary information” shall not include information generally available to and known by the industry, was known by Executive prior to the commencement of his employment (or anticipated employment) with the Company, or information that is or becomes available to Executive on a non-confidential basis from a source other than the Company, any of its affiliates, or the directors, officers, employees, partners, principals or agents of the Company or any of its affiliates (other than as a result of a breach of any obligation of confidentiality).

(d)   Confidentiality and Surrender of Records.  Executive shall not during the Term or at any time thereafter (irrespective of the circumstances under which Executive’s employment by the Company terminates), except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual’s or entity’s employment or retention by the Company.  Upon termination of employment for any reason or upon request by the Company, Executive shall deliver promptly to the Company all property and records of the Company or any of its affiliates, including, without limitation, all confidential records.  For purposes hereof, “confidential records” means all correspondence, reports, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in Executive’s possession or under Executive’s control or accessible to Executive which contain any proprietary information.  All property and records of the Company and any of its affiliates (including, without limitation, all confidential records) shall be and remain the sole property of the Company or such affiliate during the Term and thereafter.

(e)   Inventions and Patents.

(i) The Executive agrees that all processes, technologies and inventions, including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by Executive during the Term shall belong to the Company, provided that such inventions grew out of the Executive's work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company's time or with the use of the Company's facilities or materials (collectively, “Inventions”).  The Executive shall further:  (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of the Executive's inventorship.

(ii) If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by the Executive within two years after the termination of the Executive's employment by the Company, it is to be presumed that the Invention was conceived or made during the Term.

(iii) The Executive agrees that the Executive will not assert any rights to any Invention as having been made or acquired by the Executive prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.

(iv) The Company shall be the sole owner of all the products and proceeds of the Executive's services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with and during the Term, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive's right to receive payments hereunder).  The Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

(f)   Enforcement.  Executive acknowledges and agrees that, by virtue of Executive’s position, Executive’s services and access to and use of confidential records and proprietary information, any violation by Executive of any of the undertakings contained in this Section 6 would cause the Company and/or its affiliates immediate, substantial and irreparable injury for which it or they have no adequate remedy at law.  Accordingly, Executive agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 6.  Executive waives posting by the Company or its affiliates of any bond otherwise necessary to secure such injunction or other equitable relief.  Rights and remedies provided for in this Section 6 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

g)   Code of Ethics.  Nothing in this Section 6 is intended to limit, modify or reduce Executive’s obligations under the Company’s Code of Ethics.  Executive’s obligations under this Section 6 are in addition to, and not in lieu of, Executive’s obligations under the Code of Ethics.  To the extent there is any inconsistency between this Section 6 and the Code of Ethics which would permit Executive to take any action or engage in any activity pursuant to this Section 6 which Executive would be barred from taking or engaging in under the Code of Ethics, the Code of Ethics shall control.

7.   Assignment and Transfer.

(a)   Company.  This Agreement shall inure to the benefit of and be enforceable by and binding upon, and may be assigned by the Company without Executive’s consent to, any purchaser of all or substantially all of the Company’s business or assets, or to any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise).

(b)   Executive. The parties hereto agree that Executive is obligated under this Agreement to render personal services during Executive’s employment of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement special value.  Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s estate.

8.   Miscellaneous.

(a)   Cooperation.  Following termination of employment with the Company for any reason, Executive shall cooperate with the Company, as requested by the Company upon reasonable notice and with due regard to Executive’s obligations to a future employer, to effect a transition of Executive’s responsibilities and to ensure that the Company is aware of all matters being handled by Executive.

(b)   Mitigation; Offset.  Executive shall not be required to mitigate damages or the amount of any payment provided to Executive under Section 5 of this Agreement by seeking other employment or otherwise, nor shall the amount of any payments provided to Executive under Section 5 be reduced by any compensation earned by Executive as the result of employment by another employer after the termination of Executive’s employment or otherwise.

(c)   Protection of Reputation.  During the Term and thereafter, Executive agrees that Executive will take no action which is intended, or would reasonably be expected, to harm the Company or any of its affiliates or its or their reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company or its affiliates.  Nothing herein shall prevent Executive from making any truthful statement in connection with any legal proceeding or investigation by the Company or any governmental authority.

(d)   Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by and construed (both as to validity and performance) and enforced in accordance with the internal laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction, without regard to the principles of conflicts of law or where the parties are located at the time a dispute arises.  In the event of any controversy or claim arising out of or relating to this Agreement or the breach or alleged breach hereof, each of the parties hereto irrevocably (a) consents to the jurisdiction of any state court sitting in the County of New York, State of New York, or federal court sitting in the County of New York, State of New York. (b) waives any objection which it may have at any time to the laying of venue of any action or proceeding brought in any such court and (c) waives any claim that such action or proceeding has been brought in an inconvenient forum.

(e)   Injunctive Relief.  Notwithstanding anything to the contrary contained herein, the Company and any affiliate of the Company (if applicable) shall have the right to seek injunctive or other equitable relief from a court of competent jurisdiction to enforce Section 6 of this Agreement without any obligation to post a bond.

(f)   Entire Agreement.  This Agreement (including the plans referenced in Section 3(c) of this Agreement) contains the entire agreement and understanding between the parties hereto in respect of Executive’s employment from and after the date hereof and supersedes, cancels and annuls any prior or contemporaneous written or oral agreements, understandings, commitments and practices between them respecting Executive’s employment from and after the date hereof, including all prior employment agreements between the Company and Executive.

(g)   Amendment.  This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Executive and, on behalf of the Company, by its duly authorized officer.

(h)   Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction or arbitration panel to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law.  If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court or arbitration panel making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced.  The parties hereto recognize that if, in any judicial or arbitral proceeding, a court or arbitration panel shall refuse to enforce any of the separate covenants contained in this Agreement, then that invalid or unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced.  In the event that any court or arbitration panel determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable.

(i)   Construction.  The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement.  The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive.  As used herein, the words “day” or “days” shall mean a calendar day or days.

(j)   Non-waiver.  Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance.  All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by its duly authorized officer.

(k)   Notices.  Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, with return receipt requested, addressed:

(i) in the case of the Company, to:

If to the Company: SIGA Technologies, Inc. 41 East 62nd Street New York, NY 10065 Attention: Chief Executive Officer

(ii) in the case of Executive, to Executive’s last known address as reflected in the Company’s records, or to such other address as Executive shall designate by written notice to the Company.

Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given if personally delivered or at the time of mailing if sent by registered or certified mail.

(l)   Assistance in Proceedings, Etc.  Executive shall, without additional compensation, during and after the Term, upon reasonable notice and with due regard to Executive’s obligations to a future employer, furnish such information and reasonable assistance to the Company as may reasonably be required by the Company in connection with any legal or quasi-legal proceeding, including any external or internal investigation, involving the Company or any of its affiliates.  The Company shall reimburse (or advance) Executive’s expenses in connection with such assistance (including, without limitation, reasonable legal fees).

(m)   Survival.  Cessation or termination of Executive’s employment with the Company shall not result in termination of this Agreement.  The respective obligations of Executive and the Company as provided in Sections 5, 6, 7 and 8 of this Agreement shall survive cessation or termination of Executive’s employment hereunder.

(n)   Section 409A of the Code.

(i) It is the parties’ intention that this Agreement not result in any tax being imposed under Section 409A of the Code and in the case of any ambiguity the Agreement shall be construed in such manner.

(ii) A termination of employment shall not be deemed to have occurred for purposes of this Agreement providing for the payment of any amounts or benefits subject to Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(iii) (A) All expenses or other reimbursements provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year and (C) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

(iv) For purposes of Section 409A of the Code, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(v) Notwithstanding the foregoing, the Company makes no representations regarding the tax implications of the compensation and benefits to be paid to Executive under this Agreement, including, without limitation, under Section 409A of the Code.  The parties agree that in the event a qualified tax advisor to the Company or to Executive (neither party being required to retain such advisor) reasonably advises that the terms hereof would result in Executive being subject to tax under Section 409A of the Code, Executive and the Company shall negotiate in good faith to amend this Agreement to the extent necessary to prevent the assessment of any such tax, including by delaying the payment dates of any amounts hereunder.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed on its behalf by an individual thereunto duly authorized and Executive has duly executed this Agreement, all as of the date and year first written above.

SIGA TECHNOLOGIES, INC.

By: /s/ Eric Rose
   Name: Eric Rose
   Title: Chief Executive Officer

/s/ Daniel J. Luckshire
Name:Daniel J. Luckshire